EXHIBIT 99.1
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  #06-19
                                                    News Release
                                                    CONTACT:
                                                    Doug Dean
                                                    Director, Investor Relations
                                                    B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1450



    B/E AEROSPACE ANNOUNCES PAYMENT FOR 8 1/2% SENIOR NOTES DUE 2010 TENDERED
      PRIOR TO CONSENT DATE AND ITS ENTRY INTO A NEW SENIOR SECURED CREDIT
                                    FACILITY

     WELLINGTON, FL, July 26, 2006 - B/E Aerospace, Inc. (the "Company") (Nasdaq: BEAV) today announced that, in connection with its cash tender offer and consent solicitation for its outstanding $175.0 million aggregate principal amount of its 8 1/2% Senior Notes due 2010 (the "Notes"), it has accepted for payment and paid for $174.94 million aggregate principal amount of the Notes, which were tendered by holders on or prior to the expiration of the related consent solicitation at 5:00 p.m. New York City time on July 21, 2006 (the "Consent Date"), representing 99.97% of the outstanding Notes.

     The tender offer is scheduled to expire at 5:00 p.m. New York City time on August 7, 2006, unless extended or earlier terminated.

     In connection with this tender offer and consent solicitation, the Company entered into a new senior secured credit facility, consisting of a five-year, $150 million revolving credit facility and a six-year, $75 million term loan with J.P. Morgan Securities Inc., UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners, and JPMorgan Chase Bank, N.A., as Administrative Agent. The new senior secured credit facility also provides for the ability of the Company to add additional term loans in the amount of up to $75.0 million upon satisfaction of certain customary conditions. The new senior secured credit facility replaces the Company's existing $50 million revolving credit facility that it had entered into in February 2004 and would have matured in 2007.

     Revolving credit borrowings under the new senior secured credit facility will initially bear interest at an annual rate equal to the London interbank offered rate (LIBOR) plus 175 basis points,

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representing an initial interest rate of 7.2% as compared to 8-1/2% under the
Notes repurchased today. Term loan borrowings under the new senior secured credit facility will initially bear interest at an annual rate equal to the London interbank offered rate (LIBOR) plus 200 basis points, representing an initial interest rate of 7.4%.

     After entering into this new senior secured credit facility and paying for both the Notes tendered in the tender offer and after giving effect to the consummation of the Company's recently announced acquisition of Draeger Aerospace GmbH for $80 million in cash, as of June 30, 2006, the Company would have had $447 million of long-term debt outstanding and $80 million of cash and available borrowings under the revolving credit facility, after taking into account $6 million of outstanding letters of credit. After giving effect to the refinancing, including the purchase of the tendered Notes, and the acquisition of Draeger, as of June 30, 2006, the Company's net debt-to-capital ratio would have been 38%, as compared with the Company's June 30, 2006 actual net debt-to-capital ratio of 32%. Net debt represents total debt less cash and cash equivalents. The Company plans to raise a new term loan, the proceeds of which would be used to repay all outstanding amounts borrowed under the revolving credit facility announced today, and to negotiate a new revolving credit facility at that time.

     Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc. said, "This refinancing is another element of B/E Aerospace's ongoing commitment to lower our cost of capital and to maintain our net debt to capital ratios, while pursuing opportunities to grow our business."

     The Company has retained UBS Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. to serve as Dealer Managers, and Global Bondholder Services Corporation to serve as Depositary and Information Agent. Persons with questions regarding the tender offer and consent solicitation should contact UBS Securities LLC toll free at (888) 722-9555 ext. 4210 and collect at (203) 719-4210, Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 and collect at (212) 325-7596, and J.P. Morgan Securities Inc. collect at (212) 270-7407, or Global Bondholder Services Corporation at (866) 804-2200. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 804-2200.

     This announcement is for information purposes only and constitutes neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation is being made only pursuant to the Offer to Purchase and Consent Solicitation dated July 10, 2006 and related materials.

About B/E Aerospace, Inc.

     B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about

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60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.